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Exhibit 5.1 Legal Opinion of Weed & Co. LLP

                                 WEED & CO. LLP
                        4695 MACARTHUR COURT, SUITE 1430
                      NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087


                                April 17, 2006


Board of Directors
Marketing Worldwide Corporation
2212 Grand Commerce Drive
Howell, MI 48855

Re:  Form SB-2 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Marketing Worldwide Corporation's (the "Company") filing of a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 2,901,995 shares of the Company's common stock, $.001 par value (the "Shares") by certain selling security holders.

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is based upon the law of the State of Delaware where the Company is incorporated. On June 16, 2004, the State of Delaware repealed Section 3 of the Constitution of the State of Delaware adopted 1897, as amended, concerning the issuance of stock. Now, Section 152 of the General Corporation Law of Delaware sets forth the manner in which a corporation organized under the laws of the State of Delaware may issue its capital stock. Our opinions expressed below are consistent with the Delaware Constitution, all applicable statutory provisions, and reported judicial decisions interpreting those laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold by the selling security holders in accordance with the Registration Statement and related prospectus, will be legally issued, fully paid and non-assessable.

Very truly yours,


/s/ Weed & Co. LLP
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Weed & Co. LLP